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Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc

 We consent to the incorporation by reference in the registration statement (No. 333-117208) on Form F-3 of Prudential plc of our report dated June 24, 2005, with respect to the consolidated balance sheets of Prudential plc as of December 31, 2004 and 2003, and the related consolidated profit and loss accounts, consolidated statement of total recognized gains and losses, reconciliation of movements in consolidated shareholders' capital and reserves and consolidated statement of cash flows from general business and shareholders' funds for each of the years in the three year period ended December 31, 2004, and all related financial statement schedules, which report appears in the December 31, 2004 annual report on Form 20-F of Prudential plc.

June 24, 2005	By:	/s/ KPMG AUDIT PLC
KPMG Audit Plc London, England

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  Exhibit 14.1